UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 21, 2017

PDL BioPharma, Inc.

(Exact name of Company as specified in its charter)

000-19756
(Commission File Number)

Delaware	94-3023969
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

932 Southwood Boulevard
Incline Village, Nevada 89451
(Address of principal executive offices, with zip code)

(775) 832-8500
(Company’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 2.01 Completion of Acquisition or Disposition of Assets.

On September 21, 2017, PDL BioPharma, Inc. (the “Company”) entered into a note purchase agreement (the “Note Purchase Agreement”) with MAM-Kangaroo Lender, LLC, a Delaware limited liability company (the “Purchaser”), pursuant to which the Company sold its entire interest in the secured notes due 2029 (the “Notes”) issued by Accel 300, LLC ("Accel 300), a wholly-owned subsidiary of kaléo, Inc. pursuant to that certain Indenture, dated as of April 1, 2014, by and between Accel 300 and U.S. Bank National Association, as the current trustee of the Notes described therein (the “Indenture”).

Pursuant to the Note Purchase Agreement, the Purchaser paid to the Company an amount equal to 100% of the then outstanding principal and accrued interest under the Notes plus a premium of 1% of such amount, for an aggregate cash purchase price of $141.7 million, subject to an 18-month escrow holdback of approximately 1% of the aggregate cash purchase price against certain potential contingencies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PDL BIOPHARMA, INC.
(Company)

By:	/s/ John P. McLaughlin
John P. McLaughlin
Chief Executive Officer

Dated: September 21, 2017